                                                                    EXHIBIT 11.1


                                 THE NORTH FACE, INC.

                   COMPUTATION OF PRO FORMA EARNINGS PER SHARE (1)
                       (In thousands, except per share amounts)



                                                                            Three Months Ended           Six Months Ended
                                                                                  June 30,                   June 30,
                                                                           1997           1996           1997           1996
                                                                         --------       --------       --------       --------
                                                                                    (pro forma)(1)                (pro forma)(1)

Weighted average shares outstanding during the period:

Weighted average shares outstanding  . . . . . . . . . . . . . .         11,221          2,877         11,221          2,877

Incremental shares from assumed
exercise of stock options (2)  . . . . . . . . . . . . . . . . .            346            475            346            475

Shares issued upon conversion of Series A Preferred Stock  . . .              0          4,008              0          4,008
                                                                        -------        -------        -------        -------

Weighted average common and common
equivalent shares outstanding  . . . . . . . . . . . . . . . . .         11,567          7,360         11,567          7,360
                                                                        -------        -------        -------        -------
                                                                        -------        -------        -------        -------


Net Income (Loss)  . . . . . . . . . . . . . . . . . . . . . . .        ($2,007)       ($2,410)       ($1,772)       ($3,039)
                                                                        -------        -------        -------        -------
                                                                        -------        -------        -------        -------


Earnings per Share (1996, pro forma):. . . . . . . . . . . . . .         ($0.17)        ($0.33)        ($0.15)        ($0.41)
                                                                        -------        -------        -------        -------
                                                                        -------        -------        -------        -------

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(1) Pro forma due to the assumed conversion, as of the beginning of the period, of all outstanding shares of Preferred Stock into Common Stock in conjunction with the Company's initial public offering in July 1996.

(2) In accordance with the rules of the Securities and Exchange Commission, common stock and common stock equivalents issued within one year to the initial public offering effective July 8, 1996, have been considered as outstanding for all periods using the treasury stock method (assuming a market price of $14.00 in prior years), even though they are anti-dilutive in loss periods.


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